Exhibit 10.2

EXECUTION VERSION

$1,000,000,000

364-DAY CREDIT AGREEMENT

Dated as of September 11, 2019

among

PAYPAL HOLDINGS, INC.,

as the Borrower,

The Designated Borrowers from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as the Administrative Agent,

and

The Other Lenders Party Hereto,

DEUTSCHE BANK SECURITIES INC.,

BANK OF AMERICA, N.A.,

WELLS FARGO BANK, NATIONAL ASSOCIATION, and

CITIBANK, N.A.,

as Syndication Agents,

and

BNP PARIBAS

HSBC BANK USA, NATIONAL ASSOCIATION,

MUFG BANK, LTD.,

BARCLAYS BANK PLC,

GOLDMAN SACHS BANK USA,

THE BANK OF NOVA SCOTIA, and

TD SECURITIES (USA) LLC,

as Documentation Agents

JPMORGAN CHASE BANK N.A.,

DEUTSCHE BANK SECURITIES INC.,

BOFA SECURITIES, INC.,

WELLS FARGO SECURITIES, LLC, and

CITIBANK, N.A.,

as Joint Lead Arrangers and Joint Book Managers

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TABLE OF CONTENTS

(continued)

ARTICLE V. REPRESENTATIONS AND WARRANTIES		43

5.01	Existence, Qualification and Power	43

5.02	Authorization; No Contravention	43

5.03	Governmental Authorization; Other Consents	44

5.04	Binding Effect	44

5.05	Financial Statements; No Material Adverse Effect	44

5.06	Litigation	44

5.07	Ownership of Property	45

5.08	Taxes	45

5.09	ERISA Compliance; Foreign Plans	45

5.10	Margin Regulations; Investment Company Act	45

5.11	Disclosure	45

5.12	Intellectual Property; Cybersecurity	46

5.13	Anti-Corruption Laws and Sanctions	46

5.14	Patriot Act	46

ARTICLE VI. AFFIRMATIVE COVENANTS		47

6.01	Financial Statements	47

6.02	Certificates; Other Information	47

6.03	Notices	48

6.04	Payment of Taxes	48

6.05	Preservation of Existence, Etc.	48

6.06	Maintenance of Properties	49

6.07	Maintenance of Insurance	49

6.08	Compliance with Laws	49

6.09	Books and Records	49

6.10	Use of Proceeds	49

6.11	Ownership of Designated Borrowers	49

ARTICLE VII. NEGATIVE COVENANTS		50

7.01	Liens	50

7.02	Fundamental Changes	52

7.03	Use of Proceeds	53

7.04	Subsidiary Indebtedness	53

7.05	Financial Covenant	55

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		55

8.01	Events of Default	55

8.02	Remedies Upon Event of Default	57

8.03	Application of Funds	58

ARTICLE IX. ADMINISTRATIVE AGENT		58

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TABLE OF CONTENTS

(continued)

9.01	Appointment and Authority	58

9.02	Rights as a Lender	59

9.03	Exculpatory Provisions	59

9.04	Reliance by Administrative Agent	60

9.05	Delegation of Duties	60

9.06	Resignation of Administrative Agent	60

9.07	Non-Reliance on Administrative Agent, the Arrangers and Other Lenders	61

9.08	No Other Duties, Etc.	61

9.09	Posting of Communications	61

9.10	ERISA Matters	63

ARTICLE X. GUARANTY		64

10.01	Guarantee	64

10.02	No Subrogation	64

10.03	Amendments, etc. with respect to the Obligations	65

10.04	Guarantee Absolute and Unconditional	65

10.05	Reinstatement	66

10.06	Payments	66

10.07	Independent Obligations	66

ARTICLE XI. MISCELLANEOUS		66

11.01	Amendments, Etc.	66

11.02	Notices; Effectiveness; Electronic Communication	68

11.03	No Waiver; Cumulative Remedies	70

11.04	Expenses; Indemnity; Damage Waiver	70

11.05	Payments Set Aside	72

11.06	Successors and Assigns	72

11.07	Treatment of Certain Information; Confidentiality	75

11.08	Right of Setoff	77

11.09	Interest Rate Limitation	77

11.10	Counterparts; Integration; Effectiveness	78

11.11	Survival	78

11.12	Severability	78

11.13	Replacement of Lenders	78

11.14	Governing Law; Jurisdiction; Etc.	79

11.15	Waiver of Jury Trial	80

11.16	No Advisory or Fiduciary Responsibility	80

11.17	USA PATRIOT Act Notice	81

11.18	Termination of Joinder Agreements	81

11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	81

11.20	Acknowledgement Regarding Any Supported QFCs	82

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SCHEDULES

2.01	Commitments and Applicable Percentages

7.01	Existing Liens

7.04	Existing Subsidiary Indebtedness

11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice

B	Note

C	Compliance Certificate

D	Assignment and Assumption

E-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

E-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships for U.S. Federal Income Tax Purposes)

E-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships for U.S. Federal Income Tax Purposes)

E-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

F	Joinder Agreement

- iv -

364-DAY CREDIT AGREEMENT

This 364-DAY CREDIT AGREEMENT (“Agreement”) is entered into as of September 11, 2019, among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Designated Borrowers from time to time parties hereto, each lender from time to time party hereto (the “Lenders”), and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.

The Borrower has requested that the Lenders provide a 364-day revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 0.5% and (c) the Eurocurrency Rate for a one-month Interest Period on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for purpose of this definition, the Eurocurrency Rate for any day shall be based on the Eurocurrency Screen Rate (or if the Eurocurrency Screen Rate is not available for such one-month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the ABR shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loan” means a Loan that bears interest at a rate based on the ABR.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Borrower).

“Actual Knowledge” means, with respect to any information or event, that a Responsible Officer of the Borrower has actual knowledge of such information or event.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders then in effect.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Jurisdiction” has the meaning specified in Section 11.04(a).

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Commitments represented by such Lender’s Commitment at such time; provided that in the case of Section 2.12 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any such Lender’s status as a Defaulting Lender. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurocurrency Rate Loan, or with respect to the Commitment Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurocurrency Rate”, “ABR Rate” or “Commitment Fee”, as the case may be, based upon the Index Debt Rating by Moody’s, S&P and/or Fitch, respectively, applicable on such date:

Applicable Rate

Level	Index Debt Rating	Eurocurrency Rate	ABR Rate	Commitment Fee
I	Index Debt Ratings of at least A by S&P/A by Fitch/A2 by Moody’s	0.875%	0.00%	0.05%
II	Index Debt Ratings of at least A- by S&P/ A- by Fitch/A3 by Moody’s and not Level I	1.00%	0.00%	0.07%
III	Index Debt Ratings of at least BBB+ by S&P/ BBB+ by Fitch/Baa1 by Moody’s and not Level I or II	1.125%	0.125%	0.09%
IV	Index Debt Ratings of at least BBB by S&P/ BBB by Fitch/Baa2 by Moody’s and not Level I, II or III	1.25%	0.25%	0.125%
V	Index Debt Ratings below Level IV	1.375%	0.375%	0.175%

For purposes of the foregoing pricing grid, (i) in the event that Index Debt Ratings are provided by all of Moody’s, Fitch and S&P, and such ratings shall fall within different Levels (A) if any two ratings are at the same Level, the Applicable Rate shall be based upon such Level and (B) if no two ratings are at the same Level, the Applicable Rate shall be based upon the Level which is in the middle of the distribution of the three ratings; (ii) in the event that Index Debt Ratings are provided by any two of Moody’s, Fitch and S&P, (A) if such ratings shall fall within the same Level, the Applicable Rate shall be based upon such Level, and (B) if such ratings shall fall within different Levels, the Applicable Rate shall be based on the higher of the two Levels unless one of the two ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be determined by reference to the Level immediately below the Level of the higher of the two ratings; (iii) in the event that an Index Debt Rating is provided only by one of Moody’s, Fitch and S&P, the Applicable Rate shall be based on such Level; (iv) if at any time the Borrower does not have an Index Debt Rating from any of S&P, Moody’s and Fitch, the Applicable Rate shall be based on Level V status; and (v) if the Index Debt Rating established by a rating agency shall be changed (other than as a result of a change in the rating system of such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any of the rating agencies shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Electronic Platform” has the meaning specified in Section 9.09.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means JPMorgan Chase Bank, N.A., Deutsche Bank Securities, Inc., BofA Securities, Inc., Wells Fargo Securities, LLC and Citi.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent (and the Borrower, in the case that the Borrower’s consent is required hereunder), in substantially the form of Exhibit D or any other form approved by the Administrative Agent and the Borrower.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2018, and the related audited consolidated statements of income or operations, Stockholders’ Equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to, but not including, the Maturity Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City, New York; provided that if such day relates to any Eurocurrency Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in U.S. Dollars in the London interbank market.

“Change in Law” means the occurrence, after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means an event or series of events by which: any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis.

“Charges” has the meaning assigned to it in Section 11.09.

“Citi” means Citigroup Global Markets, Inc., Citibank, N.A., Citicorp North America, Inc., and/or any of their affiliates.

“Closing Date” means September 11, 2019.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Loans in an aggregate principal amount and/or face amount not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms and conditions hereof. The aggregate original amount of the Commitments is $1,000,000,000.

“Commitment Fee” has the meaning specified in Section 2.07(a).

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income: (a) interest expense for such period, (b) depreciation and amortization expense (including amortization or impairment of Intangible Assets for Acquisitions or Dispositions), for such period, (c) income tax expense for such period, (d) non-cash charges or expenses related to equity plans or equity awards in such period, (e) payroll taxes on exercise of stock options or vesting of restricted stock units or other equity awards in such period, (f) impairment of goodwill in such period, (g) at the option of the Borrower, any transaction expenses from Acquisitions, Dispositions, issuances of Indebtedness or equity interests or repayment of Indebtedness or any refinancing, amendment or other modification of any Indebtedness (in each case, including any such transaction undertaken but not completed or consummated), and (h) non-cash restructuring charges and other non-cash exit and disposal costs during such period (provided that cash payments in respect of such restructuring charges and exit and disposal costs shall be deducted from Consolidated EBITDA when such payments are made), and minus the following to the extent included in calculating such Consolidated Net Income: any reversals of non-cash restructuring charges or other non-cash exit and disposal costs during such period; provided, however, that solely for the purpose of the computations of the Consolidated Leverage Ratio, if an Acquisition or a Disposition shall have occurred during the relevant period, Consolidated EBITDA shall be calculated, at the option of the Borrower, on a pro forma basis in accordance with the SEC pro forma reporting rules under the Exchange Act, as if such Acquisition or Disposition, as applicable, occurred on the first day of the applicable period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the period of four fiscal quarters ended on such date.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period and computed in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date on which the Borrower or any of its Subsidiaries effects a transaction requiring such Consolidated Net Tangible Assets to be measured under this Agreement, the aggregate amount of assets (less applicable reserves) after deducting therefrom (a) all current liabilities, except for current maturities of long-term debt and obligations under finance leases, and (b) all Intangible Assets, to the extent included in said aggregate amount of assets, all as set forth in the most recent consolidated balance sheet of the Borrower and its consolidated Subsidiaries prepared in accordance with GAAP and delivered pursuant to Section 6.01 (or, prior to the first delivery of financial statements under Section 6.01 after the Closing Date, in the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of June 30, 2019).

“Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness for borrowed money of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covered Entity” means any of the following:

(a)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Party” means the Administrative Agent (and, for purposes of Section 2.12, each Lender).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Obligations, an interest rate equal to (i) the ABR plus (ii) the Applicable Rate, if any, applicable to ABR Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such the Administrative Agent’s or the Borrower’s receipt of such certification in form and substance reasonably satisfactory to the Borrower and the Administrative Agent or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or any other applicable jurisdiction or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Borrower” means each Subsidiary of the Borrower that becomes a party hereto pursuant to Section 4.03, until such time as the Borrower notifies the Administrative Agent in writing that it wishes to terminate such Subsidiary’s designation as a Designated Borrower, so long as, on the effective date of such termination, all Obligations of such Designated Borrower hereunder shall have been paid in full.

“Designated Borrower Closing Date” means, with respect to each Designated Borrower, the date on which the conditions precedent set forth in Section 4.03 shall have been satisfied in respect of such Designated Borrower.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any property by any Person (including any sale and leaseback transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Documentation Agents” means Barclays Bank PLC, Goldman Sachs Bank USA, HSBC Bank USA, National Association, MUFG Bank, Ltd., The Bank of Nova Scotia, and TD Securities (USA) LLC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code or Section 4001(a)(14) of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal (as such terms are used in Sections 4203 and 4205, respectively, of ERISA) by the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the failure of the Borrower or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of

Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (e) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (f) the failure by the Borrower or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (g) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, the commencement of proceedings by the PBGC to terminate pursuant to Section 4042 of ERISA, or the appointment of a trustee to administer pursuant to Section 4042 of ERISA, any Pension Plan or Multiemployer Plan; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, the Eurocurrency Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Eurocurrency Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurocurrency Rate shall be the Interpolated Rate.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Screen Rate” means, for any day and time, with respect to any Eurocurrency Rate Loan for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion after consultation with the Borrower); provided that if the Eurocurrency Screen Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Earnout” means any obligations of the Borrower or any Subsidiary to pay additional consideration in connection with any Acquisition, if such additional consideration is payable (i) in capital stock or other equity interests or (ii) in cash or in capital stock or other equity interests (at the option of the Borrower or such Subsidiary).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder: (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or Taxes imposed as a result of a present or former connection with such jurisdiction (other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, or engaged in any other transaction in accordance with the terms of this Agreement); (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which any Loan Party is located; (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by any Loan Party under Section 11.13), any U.S. federal withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 3.01(a); (d) in the case of a Lender who is an assignee (other than an assignee pursuant to a request by any Loan Party under Section 11.13) of a Loan made to a Loan Party, any withholding Tax that is imposed on amounts payable to such Lender by such Loan Party at the time such Lender becomes a party hereto, except to the extent that such Foreign Lender’s assignor was entitled at such time to receive additional amounts from such Loan Party with respect to such withholding Tax pursuant to Section 3.01(a); (e) any withholding Tax attributable to a Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e); and (f) U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit and Guarantee Agreement” means the Credit and Guarantee Agreement, dated as of July 17, 2015, among the Borrower, PayPal, Inc. as subsidiary guarantor, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto.

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fitch” means Fitch, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by the Borrower or any Subsidiary.

“Foreign Lender” means any Lender that is not a U.S. Person as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Borrower or any Subsidiary.

“Foreign Plan Event” means, with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or contingent or inchoate indemnity obligations in effect on the Closing Date or entered into in connection with any Acquisition or Disposition (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means the Borrower (but only with respect to any Obligations of any Designated Borrower).

“Impacted Interest Period” has the meaning specified in the definition of “Eurocurrency Rate”.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person for borrowed money evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP, but in any event “Indebtedness” shall exclude any Excluded Earnout); (e) Indebtedness of another Person referred to in clauses (a) through (d) above or clauses (f) or (g) below secured by a Lien on property owned by such Person, whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse (it being understood that obligations secured by Liens of the type described in Section 7.01(f) shall not constitute Indebtedness under this clause (e)); (f) Indebtedness in respect of finance leases (but excluding any operating leases required to be classified as debt under GAAP); and (g) all Guarantees of such Person in respect of any of the foregoing of another Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. Notwithstanding anything to the contrary contained herein, cash pooling and notional pooling arrangements among the Borrower and its Subsidiaries and among Subsidiaries of the Borrower, and obligations thereunder, shall not constitute “Indebtedness”.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Index Debt Rating” means, for Moody’s, S&P or Fitch, its rating for senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement or, if no such rating is available, (x) its public corporate family rating of the Borrower (in the case of Moody’s), (y) its public corporate rating of the Borrower (in the case of S&P) or (z) its corporate or other equivalent rating of the Borrower (in the case of Fitch).

“Information” has the meaning specified in Section 11.07.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Loan other than an ABR Loan, the last day of each Interest Period applicable to such Loan, and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower or a Designated Borrower in its Committed Loan Notice, or such other period that is twelve months or less requested by the Borrower or any Designated Borrower and available from all Lenders; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Eurocurrency Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Eurocurrency Screen Rate for the longest period (for which the Eurocurrency Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Eurocurrency Screen Rate for the shortest period (for which that Eurocurrency Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“IP Rights” has the meaning specified in Section 5.12.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement entered into by a Designated Borrower in substantially the form of Exhibit F or any other form approved by the Administrative Agent and the Borrower.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, encumbrance in the nature of a security interest, lien or other security interest.

“Loan” means an extension of credit by a Lender pursuant to this Agreement.

“Loan Documents” means this Agreement, any Notes and any Joinder Agreements that have not been terminated pursuant to Section 11.18.

“Loan Parties” means the Borrower and each Designated Borrower (if any) (including the Guarantor).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower to perform its obligations under this Agreement; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower of this Agreement.

“Maturity Date” means September 9, 2020.

“Maximum Rate” has the meaning specified in Section 11.09.

“Moody’s” means Moody’s Investors Service, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Note” means a promissory note made by the Borrower in favor of a Lender requesting such a promissory note evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York time on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and each Designated Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including, in the case of the Guarantor, its obligations pursuant to the guarantee contained in Article IX).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means, with respect to any Lender at any time, the aggregate outstanding principal amount of Loans at such time after giving effect to any borrowings and prepayments or repayments of Loans.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurocurrency Rate Loans by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” has the meaning specified in Section 11.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified in Section 11.20.

“Qualified Acquisition” means any Acquisition by the Borrower or any of its Subsidiaries, if the aggregate purchase price of, or other consideration, for such Acquisition is at least $750,000,000 or the Equivalent Amount thereto in a foreign currency.

“Qualified Acquisition Election” has the meaning specified in Section 7.05.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed to be held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of any Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower (or, with respect to a Designated Borrower, of such Designated Borrower) so designated by any of the foregoing officers to the Administrative Agent from time to time. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“S&P” means Standard & Poor’s Financial Services LLC and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“Sale Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person with the intention of taking back a lease of such property.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, limited to Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, Australian Department of Foreign Affairs and Trade or by the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or (c) Australia, including the Australian Department of Foreign Affairs and Trade.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Reports” means all reports, schedules, forms, statements and other documents filed by the Borrower with the SEC pursuant to the reporting requirements of the Exchange Act prior to the date of this Agreement, including all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization” means the securitization by the Borrower or any Subsidiary of accounts receivable or other assets.

“Securitization Subsidiary” means a Wholly-Owned Subsidiary of the Borrower created solely for purposes of effectuating a Securitization, the activities and assets of which are limited solely to such purpose and assets, and the Organization Documents of which contain customary bankruptcy-remote provisions.

“Significant Subsidiary” means, at any time, any Designated Borrower or any other Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof. Such determination shall be made in relationship to the Borrower and its Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year on an annual basis at the time that the annual financial statements for the Borrower and its Subsidiaries are delivered pursuant to Section 6.01(a) (or, prior to the first delivery of annual financial statements pursuant to Section 6.01(a), as of December 31, 2018).

“Specified Indebtedness” has the meaning specified in Section 8.01(e).

“Stockholders’ Equity” means, as of any date of determination, consolidated stockholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supported QFC” has the meaning assigned to it in Section 11.20.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agents” means Deutsche Bank Securities Inc., Bank of America, N.A. and Wells Fargo Bank, National Association.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $250,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of each Lender.

“Type” means, with respect to a Loan, its character as an ABR Loan or a Eurocurrency Rate Loan.

“United States” and “U.S.” mean the United States of America.

“U.S. Borrower” means the Borrower and any Designated Borrower that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“U.S. Dollar” and “$” mean lawful currency of the United States.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e).

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the equity interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

“Withholding Agent” means the Borrower, each Designated Borrower and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and the definitions of “Affiliate” and “Subsidiary” shall include Persons who shall meet the terms of such definitions, at any time, on and after the date hereof, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein (provided, that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein and (ii) any treatment of Indebtedness under Accounting Standards Codification 470-20 or 2015-03 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof ).

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document in any material respect, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that (i) following such request, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) following such request, until so amended, the Borrower shall provide to the Administrative Agent (for distribution to the Lenders) financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

1.06 Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Rate Loans is determined by reference to the Eurocurrency Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 3.03(b) of this Agreement, such Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower, pursuant to Section 3.03(b), in advance of any change to the reference rate upon which the interest rate on Eurocurrency Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 3.03, will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person; and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Loans in U.S. Dollars to the Borrower or a Designated Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to such Borrowing, (x) the Total Outstandings of the Lenders shall not exceed the Aggregate Commitments, and (y) the Outstanding Amount of any Lender shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower or a Designated Borrower may borrow under this Section 2.01, prepay under Section 2.13, and reborrow under this Section 2.01. Loans may be ABR Loans or Eurocurrency Rate Loans, as further provided herein. Each Lender may, at its option, make any Loan available to the Borrower or a Designated Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided, that, any exercise of such option shall not affect the obligation of the Borrower or such Designated Borrower to repay such Loan in accordance with the terms and subject to the conditions of this Agreement, and such Affiliate shall be treated as a Lender for purposes of this Agreement.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s or a Designated Borrower’s notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon New York City time (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans; and (ii) on the requested date of any Borrowing of ABR Loans or of any conversion of Eurocurrency Rate Loans to ABR Loans; provided, however, that if the Borrower or a Designated Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 noon New York City time four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is available to all of them. Not later than 12:00 noon New York City time, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower or the applicable Designated Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each telephonic notice by the Borrower or a Designated Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower or such Designated Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Commitments is less than $5,000,000, in multiples of $1,000,000. Each Borrowing of or conversion to ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Aggregate Commitments is less than $5,000,000, in multiples of $1,000,000. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower or the applicable Designated Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower or the applicable Designated Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower or such Designated Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to a Eurocurrency Rate Loan with an Interest Period of one month. Any such automatic conversion to Eurocurrency Rate Loans with an Interest Period of one month shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower or a Designated Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower or the applicable Designated Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Eurocurrency Rate Loans with an Interest Period of one month described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. New York City time on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is on the Closing Date, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower or the applicable Designated Borrower either by (i) crediting the account of the Borrower or such Designated Borrower, as applicable, on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower or such Designated Borrower.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. If an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, notifies the Borrower or any Designated Borrower, as applicable, then, so long as an Event of Default is continuing no outstanding Loan may be converted to or continued as a Eurocurrency Rate Loan.

(d) The Administrative Agent shall promptly notify the Borrower or the applicable Designated Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower or the applicable Designated Borrower and the Lenders of any change in the Prime Rate used in determining the ABR promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect with respect to the Loans.

2.03 Prepayments.

(a) The Borrower or a Designated Borrower, upon notice to the Administrative Agent, at any time or from time to time may voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon Pacific Time (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of ABR Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower or a Designated Borrower, the Borrower or such Designated Borrower, as applicable, shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment delivered by the Borrower or a Designated Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other transaction, in which case such notice may be revoked by the Borrower or such Designated Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, and shall be subject to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.04 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments; provided that (a) any such notice shall be received by the Administrative Agent not later than 12:00 noon Pacific Time three Business Days prior to the date of termination or reduction, and (b) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Notwithstanding anything to the contrary contained herein, a notice of termination of the Aggregate Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or any other transaction, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All interest and fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination. Each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

2.05 Repayment of Loans. Each of the Borrower and the Designated Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding to it on such date.

2.06 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each ABR Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR plus the Applicable Rate.

(b) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i) If any amount (other than principal of any Loan) payable by the Borrower or a Designated Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender (other than any Defaulting Lender) in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”), which shall accrue at the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met. The Commitment Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and ending on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees.

(i) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) Fees Generally. All fees payable hereunder shall be paid on the dates due, in U.S. Dollars, in immediately available funds, to the Administrative Agent for distribution, in the case of Commitment Fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.08 Computation of Interest and Fees. All computations of interest for ABR Loans when the ABR is determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day). All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (including the first day but excluding the last day) (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is repaid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall promptly notify the Borrower or the applicable Designated Borrower, as applicable, and the relevant Lenders of the effective date and the amount of each such change in interest rate.

2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and any Designated Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any of the Borrower or a Designated Borrower hereunder to pay any amount owing by it with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each of the Borrower and any Designated Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower or a Designated Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower and any Designated Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m. New York City time on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein, including, in the case of prepayments of and interest on commitments, if the outstanding Loans are not ratable in proportion to the Applicable Percentages, to each Lender ratably based on the amount owed to it) with respect to payments received in respect of the Commitments. All payments received by the Administrative Agent after 2:00 p.m. New York City time shall, solely for the purpose of calculating interest and fees hereunder, be deemed received on the next Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower or a Designated Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments hereunder and under each other Loan Document shall be made in U.S. Dollars.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of ABR Loans, prior to 2:00 p.m. New York City time on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower or the applicable Designated Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower or the applicable Designated Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower or such Designated Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of a payment to be made by the Borrower or such Designated Borrower, the interest rate applicable to the applicable Loan or, if such payment is in U.S. Dollars, ABR Loans. If the Borrower or such Designated Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower or such Designated Borrower the amount of such interest paid by it for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower or such Designated Borrower shall be without prejudice to any claim the Borrower or such Designated Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Payments by the Borrower or any Designated Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower or the applicable Designated Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower or such Designated Borrower will not make such payment, the Administrative Agent may assume that the Borrower or such Designated Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower or such Designated Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation. Any payment by any Lender pursuant to this clause (c) shall be without prejudice to any claim such Lender or the Administrative Agent may have against the Borrower or the applicable Designated Borrower for having failed to make such payment to the Administrative Agent.

A notice of the Administrative Agent to any Lender or the Borrower or any Designated Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower or the applicable Designated Borrower by the Administrative Agent because the conditions to the applicable Borrowings set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender within one Business Day, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by any Loan Party pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each of the Borrower and the Designated Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or such Designated Borrower in the amount of such participation.

2.12 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a); and

(b) the Commitment and Outstanding Amount of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.01); provided that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby.

In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

2.13 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower or any Designated Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal banking procedures applicable to arm’s length transactions, purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day immediately preceding that on which final, non-appealable judgment is given. The obligations of the Borrower or the applicable Designated Borrower in respect of any sum due to any Credit Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Credit Party of any sum adjudged to be so due in such other currency such Credit Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Credit Party in the specified currency, the Borrower or the applicable Designated Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Credit Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Credit Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.11, such Credit Party agrees to remit such excess to the Borrower or the applicable Designated Borrower.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable law, provided that if any Withholding Agent shall be required by applicable law (as determined in the good faith discretion of an applicable Withholding Agent) to deduct or withhold any Taxes from such payments, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding, (ii) the applicable Withholding Agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) if such Taxes are Indemnified Taxes or Other Taxes, an additional amount shall be paid as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Payment of Other Taxes by any Loan Party. Without limiting the provisions of subsection (a) above, any Loan Party, as applicable, shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent and each Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on any payments made pursuant to any Loan Document or with respect to any Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section ) payable by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, that no Loan Party shall be obligated to make a payment pursuant to this Section 3.01 in respect of penalties and interest attributable to or included in any Indemnified Taxes or Other Taxes (and, for the avoidance of doubt, reasonable expenses arising therefrom or with respect thereto), if (i) such penalties, interest or expenses are attributable to the failure of the Administrative Agent or the relevant Lender, as applicable ,to pay amounts paid to the Administrative Agent or the relevant Lender, as applicable, by any Loan Party (for Indemnified Taxes or Other Taxes) to the relevant Governmental Authority within 30 calendar days after receipt of such payment from such Loan Party or (ii) such penalties, interest or expenses are attributable to the gross negligence or willful misconduct of the Administrative Agent or the relevant Lender, as applicable. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Any Loan Party shall have the rights specified in Section 11.13 in respect of any Lender for whose account any Loan Party makes any payment under this Section 3.01.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes pursuant to this Section 3.01 by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent; provided, that nothing in this Section 3.01(d) shall require such Loan Party to make available its tax returns.

(e) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to such Loan Party (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by such Loan Party or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by any Loan Party, or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by such Loan Party or the Administrative Agent as will enable such Loan Party or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth below

(but including documentation set forth in (E) below)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the generality of the foregoing, in the event that any Loan Party is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (A) in the case of a Foreign Lender claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (B) duly completed copies of IRS Form W-8ECI, (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not (I) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (II) a “10 percent shareholder” of the Borrower or any Designated Borrower within the meaning of section 881(c)(3)(B) of the Code, or (III) a “controlled foreign corporation” related to the Borrower or any Designated Borrower as described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of IRS Form W-8BEN or W-8BEN-E, (D) to the extent a Foreign Lender is not the beneficial owner, duly completed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner, and (E) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit any Loan Party to determine the withholding or deduction required to be made. Each Lender that is a “U.S. person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and Administrative Agent duly complete copies of IRS Form W-9. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(ii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for any Loan Party and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (ii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender has determined, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section , it shall promptly pay to such Loan Party, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case maybe, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided, that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent for (i) any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register. The indemnity under this Section 3.01(g) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph.

3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the same, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, U.S. Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert ABR Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower and each applicable Designated Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all affected Eurocurrency Rate Loans of such Lender to it to ABR Loans either on the last day of the Interest Period, therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The Borrower shall have the rights in respect of any such Lender specified in Section 11.13.

3.03 Inability to Determine Rates.

(a) If, prior to the commencement of any Interest Period for a Eurocurrency Rate Loan, (i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that deposits in U.S. Dollars are not being offered to banks in the London interbank eurocurrency market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (ii) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means (including, without limitation, by means of an Interpolated Rate or because the Eurocurrency Screen Rate is not available or published on a current basis) do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or (iii) the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower, each Designated Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower and any applicable Designated Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, any such Loans will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

(b) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the Euorcurrency Screen Rate has made a public statement that the administrator of the Eurocurrency Screen Rate is insolvent (and there is no successor administrator that will continue publication of the Eurocurrency Screen Rate), (x) the administrator of the Eurocurrency Screen Rate has made a public statement identifying a specific date after which the Eurocurrency Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the Eurocurrency Screen Rate), (y) the supervisor for the administrator of the Eurocurrency Screen Rate has made a public statement identifying a specific date after which the Eurocurrency Screen Rate will permanently or indefinitely cease to be published or (z) a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Eurocurrency Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided, that if such alternate rate of interest as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 11.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date such amendment is provided to the Lenders, a written notice from the Required Lenders, stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this Section 3.03(b) (but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 3.03(b), only to the extent the Eurocurrency Screen Rate for the applicable Interest Period is not available or published at such time on a current basis), (x) any Committed Loan Notice that requests the conversion of any Loan to, or continuation of any Loan as, a Eurocurrency Rate Loan shall be ineffective and (y) if any Committed Loan Notice requests a Eurocurrency Rate Loan, such Loan shall be made as an ABR Loan.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)); (ii) subject the Administrative Agent or any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender accompanied by a certificate required by subsection (c) below, the Borrower or the applicable Designated Borrower, as applicable, will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided, that any such amount or amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrower or any Designated Borrower under any other provision of this Agreement. The Borrower and each applicable Designated Borrower shall have the rights specified in Section 11.13 in respect of any Lender for whose account the Borrower or such Designated Borrower makes any payment under this Section 3.04.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time, upon the request of such Lender accompanied by a certificate required by subsection (c) below, the Borrower or such applicable Designated Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower or the applicable Designated Borrower shall be conclusive absent manifest error. Such Lender shall also certify that it is generally charging such costs to similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender then reasonably determines to be relevant, which determination shall be made in good faith (and not on an arbitrary or capricious basis). The Borrower or the applicable Designated Borrower, as applicable shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided, that neither the Borrower nor any Designated Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurocurrency Rate Loans. Each of the Borrower and any applicable Designated Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan made to it equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided, the Borrower or such Designated Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each of the Borrower and any applicable Designated Borrower shall, within 30 days following request of such Lender (accompanied by a certificate described below), compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding lost profits) incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Loan made to it other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by it (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an ABR Loan on the date or in the amount notified by it; or (c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by it pursuant to Section 11.13. For purposes of calculating amounts payable by the Borrower or any Designated Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other Borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower. The Borrower or the applicable Designated Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. Neither the Borrower nor any Designated Borrower shall be required to compensate a Lender pursuant to this Section for any loss, cost or expense incurred more than 180 days prior to the date that such Lender notifies the Borrower of such loss, cost and expense and of such Lender’s intention to claim compensation therefor.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower or a Designated Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04 as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower and each Designated Borrower hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment within 30 days following request of such Lender.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower or a Designated Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. Each Loan Party’s obligations under this Article III shall survive the termination of this Agreement, the termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions of Closing. The obligation of each Lender to make its Loans on the Closing Date (if applicable) shall not become effective, and the Closing Date shall not occur, until the date on which each of the following conditions is satisfied:

(a) The Administrative Agent’s receipt of the following:

(i) either (i) a counterpart of this Agreement signed on behalf of each party hereto or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement:

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note at least two Business Days prior to the Closing Date;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly incorporated, and that the Borrower is validly existing and in good standing in the State of Delaware;

(v) a favorable written opinion of Skadden, Arps, Slate Meagher & Flom LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender and dated as of the Closing Date, covering such matters relating to the Borrower, this Agreement or other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require;

(vi) a certificate signed by a Responsible Officer of the Borrower (on behalf of the Borrower) certifying that the conditions specified in Sections 4.02(a) and (b) have been satisfied; and

(vii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b) (i) The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the Closing Date, all documentation and other information as is reasonably requested by the Administrative Agent or the Lenders about the Borrower and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five Business Days prior to the Closing Date, any Lender that has requested Beneficial Ownership Certifications in relation to the Borrower shall have received such Beneficial Ownership Certifications.

(c) The Administrative Agent shall have received all fees and other amounts due and payable by the Borrower in connection with this Agreement on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the Closing Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(d) The Existing Credit and Guarantee Agreement shall have been terminated and all amounts thereunder have been paid in full, in each case substantially concurrently with the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement (and each such Lender’s Affiliates, successors and/or assigns) shall be deemed to (i) have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto and (ii) have waived the notice requirement for termination of the commitments under the Existing Credit and Guarantee Agreement as set forth in section 2.04 of the Existing Credit and Guarantee Agreement.

4.02 Conditions to all Borrowings. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Borrower contained in Article V (other than the representations and warranties contained in Sections 5.05(c), 5.06 and 5.12 for all Borrowings other than any Borrowing occurring on the Closing Date or a Designated Borrower Closing Date) that are qualified by materiality shall be true and correct on and as of the date of such Borrowing, and the representations and warranties (other than the representations and warranties contained in Sections 5.05(c), 5.06 and 5.12 for all Borrowings other than any Borrowing occurring on the Closing Date or a Designated Borrower Closing Date) that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof), and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements delivered pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice in respect of a Borrowing submitted by the Borrower or a Designated Borrower shall be deemed to be a representation and warranty that the applicable conditions specified in this Section 4.02 have been satisfied on and as of the date of the applicable Borrowing.

4.03 Conditions to Initial Borrowings by each Designated Borrower. The agreement of each Lender to make a Loan on the occasion of any Borrowing to any Designated Borrower hereunder is subject to the satisfaction, prior to or concurrently with the making of such Loan on the Designated Borrower Closing Date applicable to such Designated Borrower, of the following conditions precedent:

(a) The conditions set forth in Section 4.01 shall have been satisfied prior to or concurrently with the conditions set forth in this Section 4.03 (provided that the conditions set forth in Section 4.01(a) need only to have been satisfied as of the Closing Date) and the Borrower shall have given the Administrative Agent (for distribution to the Lenders) at least 15 Business Days’ prior notice of such Designated Borrower Closing Date with reasonable details with respect thereto.

(b) The Administrative Agent shall have received a (i) Joinder Agreement executed and delivered by the Borrower, the applicable Subsidiary and the Administrative Agent, providing for such Subsidiary to become a Designated Borrower and (ii) a Note executed by the Designated Borrower in favor of each Lender requesting a Note at least two Business Days prior to the applicable Designated Borrower Closing Date.

(c) The Administrative Agent shall have received (i) a certificate of such Designated Borrower, dated such Designated Borrower Closing Date, substantially in the form of the certificates delivered by the Borrower on the Closing Date pursuant to Section 4.01(a)(iii) and (iv), mutatis mutandis with appropriate insertions and attachments, including corporate or other applicable resolutions, other corporate or other applicable documents and certificates in respect of such Designated Borrower substantially equivalent to comparable documents delivered on the Closing Date and (ii) such other documents with respect to such Designated Borrower as the Administrative Agent or the Required Lenders shall reasonably request.

(d) The Administrative Agent shall have received a legal opinion from counsel to such Designated Borrower (or, where applicable and customary, counsel to the Administrative Agent) in form and substance reasonably satisfactory to the Administrative Agent as to relevant matters covered generally in the opinions previously delivered pursuant to Section 4.01(a)(v) hereof and to such other matters as are customary for initial extensions of credit to a subsidiary borrower similar to the applicable Designated Borrower.

(e) After giving effect to any actions taken as contemplated by the immediately following sentence and Section 3.01(a), no Protesting Lender (as defined below) shall be a Lender hereunder and no Notice of Objection (as defined below) shall be outstanding. Any Lender that has determined in good faith that it would be subject in making Loans to such Designated Borrower to any withholding Tax or Other Taxes, any regulatory or legal limitation or restriction applicable thereto or any other material financial disadvantage arising out of or attributable to the location or jurisdiction of organization of such Designated Borrower or the nature of its activities (a “Protesting Lender”) shall so notify the Borrower and the Administrative Agent in writing (such notice, the “Notice of Objection”) prior to the Designated Borrower Closing Date, and with respect to each Protesting Lender that has not withdrawn such Notice of Objection, the Borrower shall, effective on or before the Designated Borrower Closing Date replace such Protesting Lender in accordance with Section 11.13.

(f) (i) The Administrative Agent and the Lenders shall have received all documentation and other information reasonably requested by the Lenders or the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and (ii) to the extent any such Designated Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five Business Days prior to the applicable Designated Borrower Closing Date, any Lender that has requested Beneficial Ownership Certifications in relation to such Designated Borrower shall have received such Beneficial Ownership Certifications.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower and each Designated Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. The Borrower and each Designated Borrower (a) is duly incorporated or organized, validly existing and (to the extent such concept exists in such jurisdiction) in good standing under the Laws of the jurisdiction of its incorporation or organization and (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents to which it is a party.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower and each Designated Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not contravene (a) the terms of any of the Borrower’s or any Designated Borrower’s Organizational Documents or (b) any Law or any material contractual restriction binding on or affecting the Borrower or any Designated Borrower, except, in each case referred to in clause (b), to the extent such contravention could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any Designated Borrower of this Agreement or any other Loan Document other than any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act or except where the failure to obtain such approval, consent, exemption or authorization or have such other action, notice or filing be made could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower and each Designated Borrower that is a party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower and each Designated Borrower that is a party thereto, enforceable against each such Loan Party that is a party thereto in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally and to the application of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated June 30, 2019, and the related consolidated statements of income or operations, Stockholders’ Equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since December 31, 2018, subject to the SEC Reports, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower or any Designated Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (i) purport to enjoin or restrain the execution or delivery of this Agreement or any other Loan Document or (ii) except as disclosed in the SEC Reports, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 Ownership of Property. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title, or failures to have such interest, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08 Taxes. As of the Closing Date, the Borrower and its Subsidiaries have paid all Taxes required to be paid and that are, in the aggregate, material to the Borrower and its Subsidiaries, except: (a) Taxes being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are being maintained in accordance with GAAP or other applicable foreign accounting standard (in either case to the extent required thereby); or (b) to the extent that any failure to pay such Taxes could not reasonably be expected to result in a Material Adverse Effect.

5.09 ERISA Compliance; Foreign Plans. Except as has not resulted or could not reasonably be expected to result in a Material Adverse Effect (a) each Plan is in compliance with all material provisions of ERISA, the Code and other Federal or state Laws and each Foreign Plan is in compliance with its terms and with all material provisions of the Laws applicable to such Foreign Plan, (b) there are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Foreign Plan and (c) no ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur.

5.10 Margin Regulations; Investment Company Act.

(a) No part of the proceeds of any Loans will be used by the Borrower or any Designated Borrower for any purpose that violates the provisions of Regulations T, U and X of the FRB.

(b) None of the Borrower or any Designated Borrower is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.11 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender prior to the Closing Date in connection with the transactions contemplated hereby and the negotiation of this Agreement (in each case, as modified or supplemented by other information so furnished or by the SEC Reports) contains any material misstatement of fact, and no such document, when considered collectively with all other such documents and the SEC Reports, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time furnished by the Borrower to the Administrative Agent or such Lender (it being understood that any such projected financial information is subject to significant uncertainties and contingencies, that no assurance can be given that any particular projection will be realized and that actual results during the period or periods covered by any such projected financial information may differ materially from the projected results).

5.12 Intellectual Property; Cybersecurity. The Borrower and its Subsidiaries own or possess the right to use (through express agreement or implied right), all of the trademarks, service marks, trade names, copyrights, patents, patent rights, industrial designs, franchises, licenses, domain names, trade secrets, know-how and other intellectual property rights (collectively, “IP Rights”) that are required for or used in the operation of their respective businesses, without conflict with the IP Rights of any other Person, except (a) as specified in the SEC Reports or (b) where the failure to own or possess the right to use any such IP Right or where any such conflict would not reasonably be expected to have a Material Adverse Effect. To the Actual Knowledge of the Borrower and each Designated Borrower, no slogan, trademark, service mark, trade name or practice now employed, or now contemplated to be employed by such Loan Party, nor the conduct of its businesses, infringes upon any IP Rights held by any other Person, except (i) as specified in the SEC Reports or (ii) where such infringement would not reasonably be expected to have a Material Adverse Effect. Except as specified in the SEC Reports, no written claim or litigation regarding any of the foregoing in this Section 5.12 is pending or, to the knowledge of the Borrower, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as would not be reasonably be expected to have a Material Adverse Effect, (x) the Borrower has taken commercially reasonable actions to protect and maintain the security and continuous operation of its material software and information technology systems and assets (and the data stored therein) and (y) there have been no breaches or violations of, or unauthorized accesses to, same, other than such incidents that were resolved without material cost, liability or the duty to notify any Person.

5.13 Anti-Corruption Laws and Sanctions. The Borrower and each Designated Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective directors and officers and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or any Designated Borrower, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower or any Designated Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or other transaction contemplated by this Agreement will directly or, to the knowledge of the Borrower or any Designated Borrower, indirectly, violate any Anti-Corruption Law or applicable Sanctions.

5.14 Patriot Act. To the extent applicable, the Borrower and each Designated Borrower, as applicable and to its knowledge, is in compliance in all material respects with the Patriot Act, and the Borrower and each Designated Borrower, as applicable, has provided to the Administrative Agent or any Lender all information related to each Loan Party (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent or such Lender, as applicable, pursuant to the Beneficial Ownership Regulation.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied:

6.01 Financial Statements. The Borrower shall deliver to the Administrative Agent (for distribution to each Lender):

(a) within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, Stockholders’ Equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; audited and accompanied by a report and opinion of Pricewaterhouse Coopers LLP or other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any, qualification or exception as to the scope of such audit (other than any qualification or exception related to (i) an upcoming maturity date in respect of any Indebtedness or (ii) any potential inability to satisfy any financial maintenance covenant on a future date in a future period); and

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, Stockholders’ Equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, Stockholders’ Equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. The Borrower shall deliver to the Administrative Agent (for distribution to each Lender):

(a) within the applicable times delivery of the financial statements referred to in Sections 6.01(a) and (b) is required, a duly completed Compliance Certificate signed by the chief executive officer, chief accounting officer, chief financial officer, treasurer or controller of the Borrower;

(b) promptly, such additional information regarding the beneficial ownership or the business, financial or corporate affairs of the Borrower or any Designated Borrower, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender (through the Administrative Agent) may from time to time reasonably request in connection with this Agreement; and

(c) promptly after Moody’s, S&P or Fitch shall have announced a change in the Index Debt Rating, or if any such rating agency shall cease to have an Index Debt Rating, written notice of such rating change or cessation.

Notwithstanding the foregoing, the information required to be delivered pursuant to Section 6.01(a) or (b) shall be deemed to have been delivered on the date on which such information has been posted on the Internet at www.sec.gov or such other website previously notified by the Borrower to the Administrative Agent to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

6.03 Notices. Promptly after the Borrower’s obtaining Actual Knowledge thereof, the Borrower shall notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter, including litigation, that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c) of the occurrence of any ERISA Event or Foreign Plan Event that, when taken together with all other ERISA Events or Foreign Plan Events that have occurred or are reasonably expected to occur, has resulted in or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower (on behalf of the Borrower) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Taxes. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets that collectively are material to the Borrower and its Subsidiaries, taken as a whole, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP or other applicable foreign accounting standard (in either case to the extent required thereby) are being maintained by the Borrower or such Subsidiary.

6.05 Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Significant Subsidiaries to, (i) preserve, renew and maintain in full force and effect its legal existence, except in a transaction permitted by Section 7.02, and except (other than with respect to the maintenance of the existence of each Designated Borrower) that no Subsidiary shall be required to preserve, renew and maintain its legal existence, if the Borrower or such Subsidiary shall determine that the loss thereof could not be reasonably expected to have a Material Adverse

Effect; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) take all reasonable action to maintain the United States registrations (to the extent permitted under applicable law) of all of its registered and validly issued IP Rights, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, or any of the other transactions permitted under Section 7.02.

6.06 Maintenance of Properties. The Borrower shall, and shall cause each of its Subsidiaries to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower shall (a) maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and/or (b) retain risk through a self insurance mechanism or by agreement with an Affiliate or externally regulated vehicle for funding loss normally provided through insurance coverage carried by companies engaged in the same or similar businesses and owning similar properties.

6.08 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, (a) comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

6.09 Books and Records. The Borrower shall, and shall cause each of its Significant Subsidiaries to, maintain proper books of record and account that permit the preparation of consolidated financial statements of the Borrower materially in accordance with GAAP.

6.10 Use of Proceeds. The Borrower and any Designated Borrower shall use the proceeds of the Borrowings for working capital, capital expenditures, Acquisitions and other purposes not in contravention of any Loan Document.

6.11 Ownership of Designated Borrowers. The Borrower shall own, directly or indirectly, all of the capital stock or other equity interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) of each Designated Borrower.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied:

7.01 Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 7.01 hereto and any replacements, renewals or extensions thereof; provided, that (i) the property covered thereby is not changed, and other than with respect to improvements and accessions to the subject assets and proceeds and products thereof, and (ii) the amount of the obligations secured or benefited thereby is not increased at the time of such replacement, renewal or extension except by an amount equal to a premium or other prepayment penalties and accrued interest paid, and fees and expenses incurred, in connection with such replacement, renewal or extension;

(c) Liens for taxes, fees, assessments or other governmental charges, levies or claims not yet due or which are not delinquent beyond any period of grace or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or other applicable foreign accounting standard (in either case to the extent required thereby);

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, supplier’s or other like Liens arising in the ordinary course of business;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing capital leases, finance leases, purchase money obligations and other obligations (other than obligations in respect of Sale Lease-Back Transactions), the proceeds of which are used to acquire or construct fixed or capital assets or improvements with respect thereto or any refinancings, refundings, renewals, amendments or extensions thereof; provided, that the amount of such obligations is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to a premium or other prepayment penalty and accrued interest paid, and fees and expenses incurred, in connection with such refinancing, refunding, renewal, amendment or extension, and provided further that such Liens do not at any time encumber any property other than the property financed thereby, other than with respect to improvements and accessions to the subject assets and proceeds and products thereof;

(i) Liens existing on any real property or other assets prior to the acquisition thereof by the Borrower or any Subsidiary existing on any such property or asset of any Person that becomes a Subsidiary, provided that (i) such Lien is not created solely in contemplation of such acquisition or such Person becoming a Subsidiary, as the case may be; (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Subsidiary other than improvements and accessions to the subject assets and proceeds and products thereof; and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time of such acquisition or such Person becoming a Subsidiary, as the case may be; and any replacements, renewals or extensions thereof, provided, that (A) the property covered thereby is not changed, other than with respect to improvements and accessions to the subject assets and proceeds thereof, and (B) the amount of the obligations secured or benefited thereby is not increased at the time of such replacement, renewal or extension except by an amount equal to a premium or other prepayment penalty and accrued interest paid, and fees and expenses incurred, in connection with such replacement, renewal or extension;

(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g);

(k) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts, other funds maintained with a creditor depository institution, or investment or securities accounts; provided, that (i) such account is not a dedicated cash collateral account, and (ii) such account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution with respect to otherwise unrelated obligations of the Borrower or any such Subsidiary to such depository institution;

(l) Liens arising under repurchase agreements, reverse repurchase agreements, securities lending and borrowing agreements and similar transactions;

(m) (i) Liens arising under master netting agreements and other Swap Contracts to hedge exposure to currency and interest rate risks entered into in the ordinary course of business and not for speculative purposes and (ii) Liens securing obligations in respect of cash pooling and notional pooling arrangements and overdraft facilities in the ordinary course of business;

(n) Liens arising from precautionary filings in respect of (i) operating leases and (ii) credit and cash management programs between third parties and customers of the Borrower or customers of any Subsidiary of the Borrower under which the Borrower or such Subsidiary does not have any Indebtedness;

(o) Liens arising from leases, licenses, subleases or sublicenses, in each case, granted to others in the ordinary course of business which (i) would not reasonably be expected to have a Material Adverse Effect and (ii) do not secure any Indebtedness;

(p) any interest or title of a lessor in the property (and the proceeds, accession or products thereof) subject to any operating lease, and Liens arising from Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to true leases or leases permitted hereunder;

(q) Liens to secure intercompany Indebtedness among the Borrower and its Subsidiaries and between Subsidiaries of the Borrower, in each case in the ordinary course of business;

(r) Liens arising in connection with any Securitization; provided, that such Liens do not encumber any assets other than the receivables or other assets being financed, the property securing or otherwise relating to such receivables or other assets, and the proceeds thereof;

(s) Liens solely on deposits, advances, contractual payments, including implementation allowances or escrows to or with landlords, customers or clients or in connection with insurance arrangement in the ordinary course of business;

(t) Liens encumbering property or assets under construction (and proceeds or products thereof) arising from progress or partial payments by a customer of the Borrower or its Subsidiaries relating to such property or assets;

(u) Liens arising in connection with any Sale Lease-Back Transaction;

(v) other Liens to secure Indebtedness or other obligations (together with Liens arising in connection with any Sale Lease-Back Transaction permitted by Section 7.01(u)); provided, that at the time of the creation, incurrence or assumption of such Indebtedness or other obligation secured by such Liens the aggregate outstanding principal amount of the Indebtedness and other obligations secured by such Liens permitted by this subsection (v) together with the outstanding principal amount of the Indebtedness incurred in reliance on Section 7.04(l) shall not at such time exceed an amount equal to the greater of (x) $1,000,000,000 and (y) 15% of Consolidated Net Tangible Assets of the Borrower; and

(w) Liens (x) on advances of cash or cash equivalents in favor of the seller of any property to be acquired in an Acquisition or other investment to be applied against the purchase price and (y) on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Borrower or any Subsidiary in connection with any letter of intent or purchase agreement for an Acquisition or other transaction permitted hereunder.

7.02 Fundamental Changes. The Borrower and each Designated Borrower shall not: merge, amalgamate, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower and its Subsidiaries (whether now owned or hereafter acquired), taken as a whole, to any Person (other than the Borrower or any of its Subsidiaries); provided, however, that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (a) any Person may merge or amalgamate with or into or consolidate with the Borrower or a Designated Borrower, if (i) any of the Borrower or a Designated Borrower is the surviving Person or (ii) the Borrower or the applicable Designated Borrower, as the case may be, is not the surviving Person, (x) all Obligations of the Borrower, or the applicable Designated Borrower, as the case may be, shall have been assumed by the surviving Person by operation of Law or through assumption documents satisfactory to the Administrative Agent, (y) the surviving Person shall be organized under the laws of any jurisdiction within the United States and (z) the Borrower or the applicable Designated Borrower, as the case may be, provide any documentation and other information about the surviving Person at least three Business Days prior to the consummation of such merger, amalgamation or consolidation as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations and (b) the Borrower or a Designated Borrower may (i) merge into any of its Subsidiaries for the purpose of effecting a change in its state of incorporation (to a state within the United States in the case of a U.S. Borrower) (if all Obligations shall have been assumed by such Subsidiary by operation of Law or through assumption documents satisfactory to the Administrative Agent), and (ii) reincorporate in any other jurisdiction in the United States, but must in each case promptly notify the Administrative Agent thereof.

7.03 Use of Proceeds.

(a) The Borrower or any Designated Borrower shall not use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the FRB.

(b) The Borrower or any Designated Borrower will not request any Borrowing, and the Borrower or any Designated Borrower shall not use, directly or, to its knowledge, indirectly, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person by the Borrower or any Designated Borrower in violation of any Anti-Corruption Laws or (ii) for the purpose of directly or, to its knowledge, indirectly, funding, financing or facilitating any activities, business or transaction by the Borrower or any Designated Borrower with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, the United Kingdom or in a European Union member state.

7.04 Subsidiary Indebtedness. The Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Loan Parties under the Loan Documents;

(b) Indebtedness existing on the date hereof and listed on Schedule 7.04 hereto, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except to the extent otherwise permitted hereby);

(c) Indebtedness of any Subsidiary to any other Subsidiary or to the Borrower;

(d) Guarantees by a Subsidiary in respect of any Indebtedness otherwise permitted hereunder;

(e) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including finance lease obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (except to the extent otherwise permitted hereby);

(f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds incurred in the ordinary course of business;

(g) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by any Subsidiary in the ordinary course of business;

(h) any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other obligations with respect to reimbursement type obligations regarding workers compensation claims), but not in respect of Indebtedness;

(i) Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements incurred in the ordinary course of business;

(j) Indebtedness incurred to finance Acquisitions, provided that the aggregate principal amount of such Indebtedness outstanding at any time shall not exceed $750,000,000;

(k) Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(l) other Indebtedness, provided that the aggregate outstanding principal amount of Indebtedness incurred in reliance on this clause (l), together with the outstanding principal amount of Indebtedness and other obligations secured by Liens incurred in reliance on Section 7.01(v), shall not, at the time of incurrence of such Indebtedness under this clause (l), exceed an amount equal to the greater of (i) $1,000,000,000 and (ii) 15% of the Consolidated Net Tangible Assets of the Borrower;

(m) obligations (contingent or otherwise) of any Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Subsidiary in the ordinary course of business and not for speculative purposes;

(n) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and is not secured by any Liens other than Liens permitted under Section 7.01 hereof;

(o) Indebtedness incurred in connection with a securitization transaction (a “Securitization Financing”); provided that any Lien securing such Indebtedness does not at any time encumber assets other than the receivables or other assets being financed by such Indebtedness, and any unsecured Guarantee by any Subsidiary of the obligations of the Securitization Subsidiary under a Securitization Financing; and

(p) Indebtedness in respect of short-term working capital facilities in an aggregate principal amount not to exceed $250,000,000 at any time outstanding.

7.05 Financial Covenant. The Borrower shall not permit its Consolidated Leverage Ratio, as determined as of the end of any fiscal quarter of the Borrower, to exceed 4.00 to 1.00. Notwithstanding the foregoing (i) at the election of the Borrower (the notice of which election shall be given to the Administrative Agent within 30 days after consummating the relevant Qualified Acquisition), the level set forth above shall be increased to 4.50 to 1.00 in connection with a Qualified Acquisition for four consecutive fiscal quarters (and no other fiscal quarters), starting with the fiscal quarter in which such Qualified Acquisition is consummated (a “Qualified Acquisition Election”); (ii) the Borrower may make a Qualified Acquisition Election no more than twice during the life of this Agreement; and (iii) upon the return to a maximum Consolidated Leverage Ratio of 4.00 to 1.00 after any Qualified Acquisition Election, such level must be maintained for at least two fiscal quarters before the Borrower may elect to increase such level for a subsequent time pursuant to any subsequent Qualified Acquisition Election; provided, that the Borrower may, at any time prior to the immediately succeeding fiscal quarter end, elect to reduce its maximum Consolidated Leverage Ratio to 4.00 to 1.00 for such fiscal quarter end and each fiscal quarter end thereafter by delivering an irrevocable written notice of such election to the Administrative Agent; thereafter, the Borrower may elect to increase the maximum Consolidated Leverage Ratio on the terms set forth in this Section 7.05 in connection with a Qualified Acquisition after its Consolidated Leverage Ratio remains below 4.00 to 1.00 for two consecutive fiscal quarters.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any Designated Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(i) (solely with respect to the Parent Borrower’s existence or the existence of any Designated Borrower to which Loans are outstanding), or Article VII (other than Section 7.03(b)); or

(c) Other Defaults. The Borrower or any Designated Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the receipt by the Borrower of notice from the Administrative Agent thereof; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Designated Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (“Specified Indebtedness”), after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Specified Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any Specified Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Specified Indebtedness, the effect of which default is to cause, or to permit the holder or holders of such Specified Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Specified Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Specified Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount, or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and (I) the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount, and (II) the Borrower or such Subsidiary shall fail to make payment thereof within the later to occur of five Business Days after the due date thereof and the expiration of any grace periods in such Swap Contract applicable to such payment obligation; or

(f) Inability to Pay Debts; Insolvency Proceedings, Etc. The Borrower or any Significant Subsidiary becomes unable, or is presumed or deemed to be unable, or admits in writing its inability or fails generally to pay its debts as they become due or the Borrower or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or the Borrower or any Significant Subsidiary applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower or such Significant Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to the Borrower or such Significant Subsidiary or to all or any material part of its property is instituted without the consent of the Borrower or such Significant Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against the Borrower or any Significant Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not paid or covered by independent third-party insurance as to which the insurer does not dispute coverage) and the same shall remain undischarged for a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) ERISA. An ERISA Event or Foreign Plan Event shall have occurred that, when taken together with all other ERISA Events or Foreign Plan Events that have occurred, has resulted in liability of the Borrower or any Designated Borrower in an aggregate amount in excess of the Threshold Amount; or

(i) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or the Borrower or any of its Subsidiaries contests in any manner the validity or enforceability of any Loan Document; or the Borrower or any Designated Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document (other than in accordance with Section 11.18 hereof); or

(j) Change of Control. There occurs any Change of Control; or

(k) Guarantee. The guarantee contained in Article X shall cease, for any reason, to be in full force and effect or the Borrower shall so assert (other than (x) as a result of the satisfaction in full of all Obligations or (y) in accordance with the terms hereof).

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each Designated Borrower; or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Designated Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or the applicable Designated Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 9.06) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld) unless an Event of Default under Section 8.01(a) or Section 8.01(f) shall have occurred and be continuing, to appoint a successor, which shall be a Lender with an office in the United States, or an Affiliate of any such Lender with an office in the United States. Such successor Administrative Agent shall deliver to the Borrower duly completed IRS Form W-8, W-9, or other applicable IRS forms. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent, the Arrangers and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers, or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

9.09 Posting of Communications.

(a) The Borrower and each Designated Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and each of the Borrower and the Designated Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL ANY PARTY HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.10 ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments, or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X.

GUARANTY

10.01 Guarantee. In order to induce the Administrative Agent and the Lenders to execute and deliver this Agreement and to make or maintain the Loans, and in consideration thereof, the Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance by the Designated Borrowers when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, and the Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Administrative Agent or by the Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Article X. The guarantee contained in this Article X, subject to Section 10.05, shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto such Designated Borrower may be free from any Obligations. For the avoidance of doubt and without any implication to the contrary, the guarantee by the Guarantor and all waivers, acknowledgments and agreement by the Guarantor contained in this Article X shall be limited solely to the Obligations of the Designated Borrowers.

The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Article X, it will notify the Administrative Agent and such Lender in writing that such payment is made under the guarantee contained in this Article X for such purpose. No payment or payments made by any Designated Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Designated Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the Guarantor under this Article X which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations until, subject to Section 10.05, the Obligations are paid in full and the Commitments are terminated.

10.02 No Subrogation. Notwithstanding any payment made by the Guarantor pursuant to this Article X or any set-off or application of funds of the Guarantor by the Administrative Agent or any Lender in connection with the guarantee contained in this Article X, the Guarantor shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Designated Borrower or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from such Designated Borrower in respect of payments made by such Guarantor under this Article X, until all amounts owing to the Administrative Agent and the Lenders on account of the Obligations are paid in full and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the Administrative Agent in the exact form received by the

Guarantor (duly indorsed by the Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section 10.02 shall survive the term of the guarantee contained in this Article X and the payment in full of the Obligations and the termination of the Commitments and this Agreement.

10.03 Amendments, etc. with respect to the Obligations. The Guarantor shall remain obligated under this Article X notwithstanding that, without any reservation of rights against the Guarantor, and without notice to or further assent by the Guarantor, any demand for payment of or reduction in the principal amount of any of the Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for the guarantee contained in this Article X or any property subject thereto.

10.04 Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Article X or acceptance of the guarantee contained in this Article X; the Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article X; and all dealings between any Designated Borrower or the Guarantor, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article X. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Guarantor or any Designated Borrower with respect to the Obligations. To the full extent permitted by law, the guarantee contained in this Article X shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) the legality under applicable Laws of repayment by any Designated Borrower of the Obligations or the adoption of any requirement of law purporting to render any Obligations null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by a Designated Borrower) which may at any time be available to or be asserted by the Guarantor against the Administrative Agent or any Lender, (d) any change in ownership of any Designated Borrower, any merger or consolidation of any Designated Borrower into another Person or any loss of any Designated Borrower’s separate legal identity or existence, or (e) any other circumstance whatsoever (with or without notice to or knowledge of any Designated Borrower or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Obligations, or of the Guarantor under the guarantee contained in this Article X in bankruptcy or in any other instance. When the Administrative Agent or any Lender is pursuing its rights and remedies under this Article X against the Guarantor, the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Designated Borrower or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Designated Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Designated Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any liability under this Article X and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against the Guarantor.

10.05 Reinstatement. The guarantee contained in this Article X shall continue to be effective, or be automatically reinstated without further action, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of such Designated Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, such Designated Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.06 Payments. The Guarantor hereby agrees that any payments in respect of the Obligations pursuant to this Article X will be paid to the Administrative Agent without setoff or counterclaim in U.S. Dollars, at the office of the Administrative Agent specified in Section 11.02.

10.07 Independent Obligations. The obligations of the Guarantor under the guarantee contained in Article X are independent of the obligations of the Borrower, in its capacity as such, or any Designated Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not the Borrower, in its capacity as such, or such Designated Borrower is joined in any such action or actions. The Guarantor waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or a Designated Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower or such Designated Borrower shall operate to toll the statute of limitations as to such Guarantor.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Designated Borrower therefrom, shall be effective unless in writing signed by the Required Lenders, the Borrower and each Designated Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in (i) Section 4.01(a) or Section 4.03 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) subject to Section 3.03, reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower or any Designated Borrower to pay interest at the Default Rate or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder;

(e) change Section 2.10(a), Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f) release the guaranty contained in Article X without the written consent of each Lender (other than with respect to any Designated Borrower upon termination of such Subsidiary’s designation as a Designated Borrower in accordance with Section 11.18); or

(g) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders (or, subject to the penultimate sentence of this Section 11.01, the Lenders of any class) required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender directly affected thereby; and, provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of the Administrative Agent under this Agreement without the prior written consent of the Administrative Agent in addition to the Lenders required above. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. Notwithstanding anything to the contrary herein, (i) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans of a particular class (but not the Lenders holding Loans of any other class) or Commitments may be effected by an agreement or agreements in writing entered into by the Borrower, each Designated Borrower and the requisite percentage in interest of the affected Lenders that would be required to consent thereto under this Section 11.01 if such Lenders were the only Lenders hereunder at such time, and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) the principal amount of, or interest or fees payable on, Loans may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document; provided that the Administrative Agent shall post such amendment to the lenders (which may be posted to the Approved Electronic Platform) reasonably promptly after the effectiveness thereof.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: (i) if to any Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or in the Joinder Agreement applicable thereto; provided, that any Loan Party shall be notified by electronic mail of any notice sent by telecopier; and (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent and each Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (or in the case of any Loan Party, the Borrower); provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each Loan Party may change its address, telecopier or telephone number or email address for notices and other communications hereunder by notice to the Administrative Agent. The Administrative Agent may change its address, telecopier or telephone number or email address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower or any Designated Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower and each Designated Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower or such applicable Designated Borrower; provided, that such indemnity shall not be available as to any Indemnitee (as defined in Section 11.04(b)) to the extent that such losses, costs, expenses and liabilities result from the gross negligence or willful misconduct of such Indemnitee. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(e) Deemed Notices to Designated Borrowers. Any notice given under this Section 11.02 to the Borrower shall also be deemed notice to any Designated Borrower and the Borrower shall be entitled to give any notice under this Section 11.02 on behalf of any Designated Borrower.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Arrangers (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent, any Arranger, any Syndication Agent, any Documentation Agent or any Lender (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent, the Arrangers, the Syndication Agents, the Documentation Agents and the Lenders and one local counsel in each jurisdiction of organization of any Loan Party but only so long as such jurisdiction is different from the jurisdiction of organization of the Borrower (such jurisdiction, the “Applicable Jurisdiction”) (and, in the case of an actual or perceived conflict of interest where the Administrative Agent and/or its Affiliates, the Arrangers, the Syndication Agents, the Documentation Agents and/or the Lenders affected by such conflict has retained its own counsel, of another law firm acting as counsel for such Person and another local counsel in each Applicable Jurisdiction)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, the Syndication Agents, the Documentation Agents each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses ((including the reasonable and documented fees, charges and disbursements of one counsel for the Indemnitees and one local counsel for the Indemnitees in each Applicable Jurisdiction)(and, in the case of an actual or perceived conflict of interest where the Indemnitees affected by such conflict have retained its own counsel, of another law firm acting as counsel for such Indemnitee and another local counsel in each Applicable Jurisdiction)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, its equity holders, affiliates or creditors, and regardless of whether any Indemnitee is a party thereto; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) result from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment or (y) result from a claim brought by the Borrower against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 11.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, but without releasing the Borrower from its obligation to do so, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment.

(e) Payments. All amounts due under this Section shall be payable not later than 30 days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of this Agreement, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any Designated Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any Designated Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower or any Designated Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 11.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 11.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Arrangers, the Syndication Agents, the Documentation Agents, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 11.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no

minimum amount need be assigned; and (B) in any case not described in subsection (b)(i)(A) of this Section 11.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $15,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 11.06, in addition: (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (I) an Event of Default under Section 8.01(a) or Section 8.01(f) has occurred and is continuing at the time of such assignment or (II) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Defaulting Lenders. No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 11.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a

Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, with respect to payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, and the benefits of Sections 3.04, 3.05, and 11.04 with respect to facts and circumstances, in each case, occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall, in the absence of manifest error, be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly, with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section 11.06, the Borrower and each Designated Borrower agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower and each Designated Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations or Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor versions). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and any Designated Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other relevant central bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) in any legal, judicial, administrative proceeding or in accordance with a judicial or other governmental order, subpoena, interrogatory, discovery request, investigative demand or other legal process or as required by applicable law or regulations (in which case the Administrative Agent or such Lender shall promptly notify the Borrower in writing, in advance, and give the Borrower the opportunity to seek confidential treatment of the information prior to such disclosure, to the extent permitted by law or regulations), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Securitization, swap or derivative transaction relating to the Borrower and its obligations, or any Subsidiary and its obligations, or any credit insurance provider relating to the Borrower and its Obligations, (g) with the consent of the Borrower, (h) to rating agencies or, on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 11.07 or (y) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about the Closing Date and the size of, type of, purpose of, and parties to, this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 11.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

If any of the Borrower and the Guarantor provides the Administrative Agent and the Lenders with personal data of any individual as required by, pursuant to, or in connection with the Loan Documents, the Borrower or, as the case may be, the Guarantor represents and warrants to the Administrative Agent and the Lenders that it has, to the extent required by law, (i) notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed; and (ii) obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the

Administrative Agent and the Lenders, in each case, in accordance with or for the purposes of the Loan Documents, and confirms that it is authorized by such individual to provide such consent on his/her behalf. Each of the Borrower and the Guarantor agrees and undertakes to notify the Administrative Agent promptly upon its becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by any of the Administrative Agent and the Lenders of any personal data provided by the Borrower or, as the case may be, the Guarantor to any of the Administrative Agent and the Lenders. Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency but excluding funds held by the Borrower or any Subsidiary on behalf of its customers) at any time held and other obligations (in whatever currency, but excluding funds held by the Borrower or any Subsidiary on behalf of its customers) at any time owing by such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of any Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of any Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the applicable Loan Party and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, if any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off.

11.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall be deemed an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival. All covenants, agreements, representations and warranties made by any Loan Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount or Obligation payable under this Agreement is outstanding and unpaid or is outstanding and so long as the Commitments have not expired or terminated.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower or any Designated Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender determines pursuant to Section 3.02 that it is not permitted to make Eurocurrency Rate Loans, or if any Lender is a Defaulting Lender, or if any Lender declines to approve any waiver, amendment or modification of this Agreement or any Loan Document that requires approval of all Lenders pursuant to Section 11.01 or if any other circumstance exists hereunder that gives the Borrower or any Designated Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that: (a) the Borrower or the applicable Designated Borrower or the applicable assignee shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b); (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower or the applicable Designated Borrower (in the case of all other amounts); and (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the applicable Designated Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT SITTING IN NEW YORK COUNTY (OR, IN THE EVENT THAT SUCH COURT LACKS SUBJECT MATTER JURISDICTION, ANY COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY), AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that (except, with respect to clauses (b) and (c) below, as expressly set forth in any other engagement agreement between the Borrower and/or any of its Affiliates, on the one hand, and the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender or any Arranger, on the other hand): (a) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender nor any other Arrangers have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders or the Arrangers have advised or are currently advising the

Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender or any other Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender nor any other Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the other Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the other Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and any Designated Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Patriot Act.

11.18 Termination of Joinder Agreements. Following written notice from the Borrower to the Administrative Agent that it wishes to terminate any Subsidiary’s designation as a Designated Borrower and upon payment in full of all Obligations of such Designated Borrower, any Joinder Agreement entered by such Designated Borrower with respect to this Agreement shall be deemed to have been terminated, and all guaranty obligations of the Borrower under Article X in respect of such Designated Borrower shall be terminated as of the date of the termination of such Joinder Agreement but subject to the second paragraph of Section 10.01.

11.19 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

11.20 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PAYPAL HOLDINGS, INC.

By:	/s/ Anthony C. Glasby

Name:	Anthony C. Glasby

Title:	Treasurer

PayPal 364-Day Credit Agreement Signature Page

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Lender

By:	/s/ Daniel Luby

Name:	Daniel Luby

Title:	Vice President

PayPal 364-Day Credit Agreement Signature Page

Bank of America, N.A., as a Lender

By:	/s/ Laura L. Olson

Name:	Laura L. Olson

Title:	Vice President

PayPal 364-Day Credit Agreement Signature Page

Citibank, N.A., as a Lender

By:	/s/ Maureen P. Maroney

Name:	Maureen P. Maroney

Title:	Vice President

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DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K Chu

Name:	Ming K Chu

Title:	Director

By:	/s/ Virginia Cosenza

Name:	Virginia Cosenza

Title:	Vice President

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Barclays Bank PLC, as a Lender

By:	/s/ Timothy Uwemedimo

Name:	Timothy Uwemedimo

Title:	Assistant Vice President

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Wells Fargo Bank N.A., as a Lender

By:	/s/ Brian Buck

Name:	Brian Buck

Title:	Managing Director

PayPal 364-Day Credit Agreement Signature Page

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Nicholas Heslip

Name:	Nicholas Heslip

Title:	Authorized Signatory

PayPal 364-Day Credit Agreement Signature Page

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ryan Durkin

Name:	Ryan Durkin

Title:	Authorized Signatory

PayPal 364-Day Credit Agreement Signature Page

Mizuho Bank, Ltd., as a Lender

By:	/s/ Tracy Rahn

Name:	Tracy Rahn

Title:	Authorized Signatory

PayPal 364-Day Credit Agreement Signature Page

National Australia Bank, as a Lender

By:	/s/ John Allan-Smith

Name:	John Allan-Smith

Title:	Head of Client Coverage - US

PayPal 364-Day Credit Agreement Signature Page

WESTPAC BANKING CORPORATION, as a Lender

By:	/s/ Richard Yarnold

Name:	Richard Yarnold

Title:	Director

PayPal 364-Day Credit Agreement Signature Page

HSBC Bank USA, N.A., as a Lender

By:	/s/ Sam Stockwin

Name:	Sam Stockwin

Title:	Vice President

PayPal 364-Day Credit Agreement Signature Page

BNP PARIBAS, as a Lender

By:	/s/ Gregory R. Paul

Name:	Gregory R. Paul

Title:	Managing Director

By:	/s/ Yudesh Sohan

Name:	Yudesh Sohan

Title:	Director

PayPal 364-Day Credit Agreement Signature Page

DBS Bank, Ltd., as a Lender

By:	/s/ Santanu Mitra

Name:	Santanu Mitra

Title:	Executive Director

PayPal 364-Day Credit Agreement Signature Page

Standard Chartered Bank, as a Lender

By:	/s/ Guiherme Domingos

Name:	Guiherme Domingos

Title:	Director

PayPal 364-Day Credit Agreement Signature Page

State Street Bank and Trust Company, as a Lender

By:	/s/ Busola Laguda

Name:	Busola Laguda

Title:	Vice President

PayPal 364-Day Credit Agreement Signature Page

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Maria Macchiaroli

Name:	Maria Macchiaroli

Title:	Authorized Signatory

PayPal 364-Day Credit Agreement Signature Page

Oversea-Chinese Banking Corporation, as a Lender

By:	/s/ Charles Ong

Name:	Charles Ong

Title:	General Manager

PayPal 364-Day Credit Agreement Signature Page

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King

Name:	Michael King

Title:	Authorized Signatory

PayPal 364-Day Credit Agreement Signature Page

The Bank of Nova Scotia, as a Lender

By:	/s/ Michael Grad

Name:	Michael Grad

Title:	Director

PayPal 364-Day Credit Agreement Signature Page

MUFG Bank, Ltd., as a Lender

By:	/s/ Lillian Kim

Name:	Lillian Kim

Title:	Director

PayPal 364-Day Credit Agreement Signature Page

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$90,833,333.34	9.083333334%
Bank of America, N.A.	$90,833,333.33	9.083333334%
Citibank, N.A.	$90,833,333.33	9.083333334%
Deutsche Bank AG New York Branch	$90,833,333.33	9.083333334%
Wells Fargo Bank, National Association	$90,833,333.33	9.083333334%
Barclays Bank PLC	$53,333,333.33	5.333333333%
BNP Paribas	$53,333,333.33	5.333333333%
Goldman Sachs Bank USA	$53,333,333.33	5.333333333%
HSBC Bank USA, National Association	$53,333,333.33	5.333333333%
MUFG Bank, Ltd.	$53,333,333.33	5.333333333%
The Bank of Nova Scotia	$53,333,333.33	5.333333333%
Toronto-Dominion Bank, New York Branch	$53,333,333.33	5.333333333%
DBS Bank, Ltd.	$19,166,666.67	1.916666667%
Mizuho Bank, Ltd.	$19,166,666.67	1.916666667%
Morgan Stanley Bank, N.A.	$19,166,666.67	1.916666667%
National Australia Bank	$19,166,666.67	1.916666667%
Oversea-Chinese Banking Corporation, Los Angeles Agency	$19,166,666.67	1.916666667%
Royal Bank of Canada	$19,166,666.67	1.916666667%
Standard Chartered Bank	$19,166,666.67	1.916666667%
State Street Bank and Trust Company	$19,166,666.67	1.916666667%
WestPac Banking Corporation	$19,166,666.67	1.916666667%

Total	$1,000,000,000	100.000000000%

Schedule 2.01

SCHEDULE 7.01

EXISTING LIENS

PayPal Australia Pty Limited – Security interest registration on the PPSR (registration number 201611170023323) in favor of Schneider Electric (Australia) Pty Limited, Schneider Electric IT Australia Pty Ltd, Schneider Electric Buildings Australia Pty Ltd, Schneider Electric Systems, Australia Pty Ltd and M & C Energy Pty Ltd relating to “all goods, equipment and/or other tangible property (including any accessions to those goods, equipment and/or property) sold, leased, hired, rented, bailed, supplied on consignment, sold subject to a conditional sale agreement including retention of title or otherwise made available by the secured party to the grantor”.

Schedule 7.01

SCHEDULE 7.04

EXISTING SUBSIDIARY INDEBTEDNESS

None.

Schedule 7.04

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER OR ANY DESIGNATED BORROWER:

PayPal Holdings, Inc.

2211 N. First Street San Jose, CA 95131

Attention: Anthony Glasby

Telephone: (408) 967-5488

Telecopier: (408) 967-9918

Electronic Mail: tglasby@paypal.com, with a copy to flromero@paypal.com

With a copy to:

PayPal Holdings, Inc.

2211 N. First Street San Jose, CA 95131

Attention: General Counsel

Telecopier: (408) 376-7514

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Attention: Kristine Dunn

Telephone: (213) 687-5493

Telecopier: (213) 621-5493

Electronic Mail: kristine.dunn@skadden.com

Schedule 11.02

ADMINISTRATIVE AGENT:

JPMorgan Chase Bank

Loan and Agency Services Group

500 Stanton Christiana Road, NCC5, Floor 1

Newark, Delaware 19713

Attention: Namrata Nair

Telephone:    302 634 8719

Electronic Mail (which notices must be sent in .pdf format): namrata.r.nair@chase.com

Bank Name: JPMorgan Chase Bank, N.A.

Account Name: LS2 Incoming Account

Account No.: 9008113381H3707

Reference: PayPal Holdings, Inc.

Attention: Loan & Agency

ABA No.: 021 000 021

With a copy to:

500 Stanton Christiana Road, NCC5, Floor 1

Newark, Delaware 19713

Attention:        Mary Crews

Telephone:      302-634-5758

Electronic Mail: mary.crews@jpmorgan.com

With a copy to:

Simpson Thacher & Bartlett LLP

Attn: Patrick Ryan

425 Lexington Avenue

New York, NY 10017

Phone: 212-455-3463

Electronic Mail: pryan@stblaw.com

Schedule 11.02

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: [    ]

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain 364-Day Credit Agreement, dated as of September 11, 2019 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among PayPal Holdings, Inc., a Delaware corporation (the “Borrower”), the Designated Borrowers from time to time parties thereto, the Lenders from time to time party thereto and the Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Committed Loans	☐ A conversion or continuation of Committed Loans

1.	On _________________________________ (a Business Day).

2.	In the amount of $______________________.

3.	Comprised of: ______________________________.

[Type of Committed Loan requested]

4.	For Eurocurrency Rate Loans: with an Interest Period of _____ months.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement as applicable.

[PAYPAL HOLDINGS, INC.][DESIGNATED BORROWER]

By:

Name:

Title:

A-1

Form of Committed Loan Notice

EXHIBIT B

FORM OF NOTE

[DATE]	$[_____________]

FOR VALUE RECEIVED, the undersigned (the “[Designated] Borrower”) hereby promises to pay to [____________________] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the [Designated] Borrower under that certain 364-Day Credit Agreement, dated as of September 11, 2019 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Designated Borrowers from time to time parties thereto, the Lenders from time to time party thereto and the Administrative Agent.

The [Designated] Borrower promises to pay interest on the unpaid principal amount of each Loan made by the Lender to the [Designated] Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the applicable Administrative Agent for the account of the Lender in the applicable U.S. Dollars in immediately available funds at the applicable Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The [Designated] Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

(Remainder of Page Intentionally Left Blank)

Form of Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[PAYPAL HOLDINGS, INC.][DESIGNATED BORROWER]

By:

Name:

Title:

Form of Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made by
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________
____________	____________	____________	____________	____________	____________	____________

Form of Note

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: _______________,____

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain 364-Day Credit Agreement, dated as of September 11, 2019 (as amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among PayPal Holdings, Inc., a Delaware corporation (the “Borrower”), the Designated Borrowers from time to time parties thereto, the Lenders from time to time party thereto and the Administrative Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ____________________________of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant to the extent required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, Stockholders’ Equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. To the best knowledge of the undersigned:

[select one:]

[no Default or Event of Default has occurred and is continuing as of the date hereof.]

—or—

[the following is a list of each Default and Event of Default existing as of the date hereof and its nature and status:]

Form of Compliance Certificate

3. The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ______________, _________.

PAYPAL HOLDINGS, INC.

By:

Name:

Title:

Form of Compliance Certificate

For the Quarter/Year ended ______________________(“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

Section 7.05 — Consolidated Leverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on Statement Date (“Subject Period”):	$

1.	Consolidated Net Income for Subject Period:	$

2.	Interest expense for Subject Period:	$

3.	Depreciation and amortization expense (including amortization or impairment of Intangible Assets for Acquisitions or Dispositions) for Subject Period:	$

4.	Income tax expense for Subject Period:	$

5.	Non-cash charges or expenses related to equity plans or equity awards for Subject Period:	$

6.	Payroll taxes on exercise of stock options or vesting of restricted stock units or other equity awards for Subject Period:	$

7.	Impairment of goodwill for Subject Period:	$

8.	At the option of the Borrower, transaction expenses from Acquisitions, Dispositions, issuances of Indebtedness or equity interests or repayment of Indebtedness or any refinancing, amendment or other modification of any Indebtedness (in each case, including any such transaction undertaken but not completed or consummated) for Subject Period:	$

9.	Non-cash restructuring charges and other non-cash exit and disposal costs for Subject Period[1]:	$

[1]	There shall be a subtraction from Consolidated EBITDA when cash payments in respect of such restructuring charges and exit and disposal costs are made.

Form of Compliance Certificate

10.	Reversals of non-cash restructuring charges and other non-cash exit and disposal costs for Subject Period:	$

11.	Consolidated EBITDA (Lines A.1 + 2 + 3 + 4 + 5 + 6 + 7 + 8 + 9 - 10):	$

B.	Consolidated Total Debt as of Statement Date:	$

C.	Consolidated Leverage Ratio as of Statement Date (Line B ÷ Line A):

	Maximum permitted:	[4.00	][4.50] to 1.00[1]

	Covenant Compliance?	YES /NO

[1]

(i) at the election of the Parent Borrower (the notice of which election shall be given within 30 days after consummating the relevant Qualified Acquisition), the level set forth above shall be increased to 4.50 to 1.00 in connection with a Qualified Acquisition for four consecutive fiscal quarters (and no other fiscal quarters), starting with the fiscal quarter in which such Qualified Acquisition is consummated (a “Qualified Acquisition Election”);

(ii) the Parent Borrower may make a Qualified Acquisition Election no more than twice during the life of this Agreement;

(iii) upon the return to a maximum Consolidated Leverage Ratio of 4.00 to 1.00 after any Qualified Acquisition Election, such level must be maintained for at least two fiscal quarters before the Parent Borrower may elect to increase such level for a subsequent time pursuant to any Qualified Acquisition Election; provided, that the Parent Borrower may, at any time prior to the immediately succeeding fiscal quarter end, elect to reduce its maximum Consolidated Leverage Ratio to 4.00 to 1.00 for such fiscal quarter end and each fiscal quarter end thereafter by delivering an irrevocable written notice of such election to the applicable Administrative Agent; thereafter, the Parent Borrower may elect to increase the maximum Consolidated Leverage Ratio on the terms set forth in Section 7.04 of the Credit Agreement in connection with a Qualified Acquisition after its Consolidated Leverage Ratio remains below 4.00 to 1.00 for two consecutive fiscal quarters.

Form of Compliance Certificate

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: PayPal Holdings, Inc.

[1]	Select as applicable.

Form of Assignment and Assumption

4.

Credit Agreement: 364-Day Credit Agreement, dated as of September 11, 2019, among PayPal Holdings, Inc., the Designated Borrowers from time to time parties thereto, the Lenders from time to time party thereto and the Administrative Agent.

5.	Assigned Interest[s]

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:    ______________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.

Form of Assignment and Assumption

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Title:

[Consented to:][3]

PAYPAL HOLDINGS, INC.

By:
Title:

[NAME OF ANY OTHER RELEVANT PARTY]

By:
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

PAYPAL HOLDINGS, INC. CREDIT AGREEMENT

DATED AS OF SEPTEMBER 11, 2019

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by email or telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT E-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Credit Agreement dated as of September 11, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Designated Borrowers from time to time parties thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of its interests in the Loan(s) (as well as any Note(s) evidencing such Loan interest(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:
Date:	________ __, 20[ ]

U.S. Tax Compliance Form of Tax Certificate

EXHIBIT E-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the 364-Day Credit Agreement dated as of September 11, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PAYPAL HOLDINGS, INC. (the “Borrower”), the Designated Borrowers from time to time parties thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:
Date:	________ __, 20[ ]

U.S. Tax Compliance Form of Tax Certificate

EXHIBIT E-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of September 11, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Designated Borrowers from time to time parties thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:

Name:
Title:
Date:	________ __, 20[ ]

U.S. Tax Compliance Form of Tax Certificate

EXHIBIT E-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to Credit Agreement dated as of September 11, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among PAYPAL HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Designated Borrowers from time to time parties thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of its interests in the Loan(s) (as well as any Note(s) evidencing such Loan interest(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:

Name:
Title:
Date:	________ __, 20[ ]

U.S. Tax Compliance Form of Tax Certificate

EXHIBIT F

JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of ____________, 201__ (this “Joinder Agreement”), among _____________ (the “Subsidiary”), PAYPAL HOLDINGS, INC., a Delaware corporation (the “Borrower”), and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Credit Agreement, dated as of September 11, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein being used herein as therein defined), by and among the Borrower, the Designated Borrowers from time to time parties thereto, the Lenders and the Administrative Agent.

W I T N E S S E T H:

WHEREAS, the parties to this Joinder Agreement wish to add the Subsidiary as the Designated Borrower to the Credit Agreement in the manner hereinafter set forth; and

WHEREAS, this Joinder Agreement is entered into pursuant to Section 4.03(b) of the Credit Agreement;

NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:

1. The Subsidiary hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to:

(a) join the Credit Agreement as a Designated Borrower;

(b) be bound by all covenants, agreements and acknowledgments attributable to the Designated Borrower in the Credit Agreement; and

(c) perform all obligations and duties required of it by the Credit Agreement.

2. The Subsidiary hereby represents and warrants that the representations and warranties with respect to it contained in Article V of the Credit Agreement are true and correct in all material respects on the date hereof.

3. The address and jurisdiction of organization of the Subsidiary is set forth below:

Address

Attn:
Telecopy:
Telephone:

Jurisdiction of organization:

F - 1

Joinder Agreement

4. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

F - 2

Joinder Agreement

IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

[DESIGNATED BORROWER], as the Designated Borrower

By:

Name:
Title:

PAYPAL HOLDINGS, INC., as the Borrower

By:

Name:
Title:

ACKNOWLEDGED AND AGREED TO:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

F - 3

Joinder Agreement